Exhibit 99.1

NEWS RELEASE

	Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
FOR IMMEDIATE RELEASE		800-683-4423

REDDY ICE HOLDINGS, INC.
NAMES MICHAEL S. MCGRATH

TO ITS BOARD OF DIRECTORS

FEBRUARY 23, 2006 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) today announced changes to the composition of its Board of Directors (the “Board”) and Board committees.

The Company announced the retirement, effective February 22, 2006, of Beth L. Bronner from the Board and also announced that the Board had appointed Michael S. McGrath to fill the resulting vacancy on the Board and to serve on the Board’s Audit and Corporate Governance and Nominating Committees.  The appointment was effective on February 22.  The Board has determined that Mr. McGrath is “independent,” as defined under and required by the Federal securities laws and the rules of the New York Stock Exchange.  In addition, the Board elected new chairmen for two of the Board’s committees in order to better utilize the experience and efforts of all the Company’s independent directors.  Robert N. Verdecchio has been elected as chairman of the Corporate Governance and Nominating Committee to replace Ms. Bronner and Theodore J. Host has been elected as chairman of the Compensation Committee.

Mr. McGrath is the former President and Chief Operating Officer of Dr. Pepper/Seven Up, Inc., the North American business of Cadbury Schweppes plc.  From August 1998 to March 2002, Mr. McGrath was President and Chief Operating Officer of Cadbury Beverages/Seven Up.  In April 2002, Mr. McGrath’s responsibilities as President and Chief Operating Officer were expanded to include Cadbury Schweppes’ Dr. Pepper business.  Mr. McGrath retired in January 2005.  Mr. McGrath holds a Bachelor of Education from Boston College.

“We thank Beth Bronner for her valuable contributions to the Company as a director,” commented Chairman and Chief Executive Officer William P. Brick.  “We also look forward to Mike McGrath joining the Board and contributing his extensive experience to our continuing development.”

Mr. McGrath will receive compensation and perquisites in accordance with policies and procedures previously approved by the Board for non-employee directors of the Company.

Company Information and Forward-Looking Statements

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to more than 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions.  Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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